Exhibit 10.1

[Certain portions of this document have been omitted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[*]” to indicate where omissions have been made. The marked information has been omitted because it is (i) not material and (ii) is the type that the registrant treats as private or confidential.]

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) made as of the 31st day of January, 2024 (the “Effective Date”) between WORKHORSE MOTOR WORKS INC., an Indiana corporation, having an address at c/o Workhorse Group LLC., 3600 Park 42 Drive, Suite 106E, Sharonville, Ohio 45241 (“Seller”), and WILLIAM REPNY LLC, a New York limited liability company, having an address at 2008 Ocean Avenue, Suite 3A, Brooklyn, New York 11230 (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller is the owner in fee (or is or will be the contract vendee, and at Closing (as hereinafter defined) will be the owner in fee) of those certain real parcels of land (and the improvements thereon), located in the City of Union City, County of Randolph and State of Indiana consisting of approximately 97.116 acres of land in the aggregate, and more particularly described on Exhibit “A” attached hereto and made a part hereof the “Land”);

WHEREAS, as of the date hereof, the Land is improved with those certain building (or buildings) containing approximately 497,250 square feet in the aggregate (each, a “Building” and, collectively, the “Buildings”) and the Improvements (as hereinafter defined; the Land and the Improvements (as hereinafter defined), together with the rights and interests described in Section 1.1 hereof, are hereinafter referred to collectively, as the “Real Property”);

WHEREAS, Seller desires to sell and Purchaser desires to acquire the Property (as hereinafter defined), on the terms and provisions hereinafter set forth; and

WHEREAS, at Closing (as hereinafter defined), Workhorse Group, Inc., a Nevada corporation, the parent company of Seller, as tenant (“Tenant”), desires to lease the Property from Purchaser pursuant to the terms of a lease, in the form of Exhibit C-1 attached hereto and made a part hereof (the “Lease”).

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Agreement of Purchase and Sale. Seller hereby agrees to sell and convey and Purchaser agrees to purchase on such terms and conditions as are hereinafter set forth, all of the following:

1.1 Fee simple title in and to the Land, and all Buildings, improvements, structures, signage, sidewalks, landscaping, paving, parking facilities, fencing, signs and other amenities, fixtures and utility systems placed, constructed, situated, installed or located thereon (collectively and together with the Buildings, the “Improvements”), together with all of Seller’s right, title and interest (if any) in and to (a) all covenants, easements, rights-of-way, rights, privileges and other tenements, appurtenances and hereditaments appertaining thereto, (b) any strips or gores adjoining or adjacent to the Land or any portion thereof, (c) the streets, sidewalks, alleys, right of way and roads adjoining or adjacent to, or serving the Property, (d) any land lying in or under the bed of any creek, stream or waterway or any highway, avenue, road, easement, street, alley or right-of-way, open or proposed, public or private, in, on, in front of, abutting, adjoining or benefiting the Property to the center line thereof, (e) all air rights, development rights, mineral rights, water rights, water stock, sewer rights and irrigation rights, if any, running with, allocated to, or otherwise pertaining to the Land, (f) any award made or to be made or settlement in lieu thereof for the Property or any portion thereof by reason of condemnation, eminent domain or exercise of police power and any unpaid award for damage to the Land or any portion thereof by reason of change of grade or closing of any street, road or avenue, (g) all rights of ingress and egress to the Property, and all other rights appurtenant to or connected with the beneficial use or enjoyment of the Property and the improvements located thereon;

1.2 All of Seller’s right, title and interest in and to all apparatus, fittings and fixtures in or on the Land or Improvements or which are affixed or attached thereto, including but not limited to the mechanical systems. electrical systems, plumbing systems and heating systems and air conditioning systems, used in connection with, or located in or on, the Land or Improvements (the “Fixtures”), provided that the Fixtures shall not include any fixtures (whether or not constituting real property under applicable law) or trade fixtures used solely in the production of vehicles and/or drones conducted on the Property (including, without limitation, any fixtures (whether or not constituting real property under applicable law) or trade fixtures used solely in the production of vehicles and/or drones on the Property (including, without limitation, the cranes, jibs, frame stands, floor-mounted subframe fixtures, bridges, gantries and floor mounted lifts and any fixtures related thereto) (collectively, the “Workhorse Fixtures”), whether same are affixed to the Property or not;

1.3 All of Seller’s right, title and interest in and to any trademarks, copyrights, trade secrets, intellectual property and other intangible property relating solely to the Property, but not to Seller or its affiliates (or to the operation of the business operated by Seller upon the Property) (the “Intangibles”);

1.4 All of Seller’s right, title and interest in and to all third party warranties and guaranties, if any, relating to the Property (collectively, the “Warranties”);

1.5 All of Seller’s right, title and interest in and to all consents, authorizations, rights, entitlements, development rights, variances or waivers, licenses, permits and approvals from any governmental, municipal or quasi-governmental agency, department, board, commission, bureau, authority or other entity or instrumentality (collectively, “Governmental Authority”) having jurisdiction over, or relating to, the Property (collectively, the “Approvals”), provided that Approvals shall not include any licenses, permits or approvals (“Operating Permits”) related to the operation of the business operated by Seller upon the Property;

1.6 All of Seller’s right, title and interest in and to all construction, operating and reciprocal easement agreements affecting the Property (the “REAs”), including, without limitation, any rights of Seller as a declarant, operator, approving party or like authority thereunder;

1.7 All of Seller’s right, title and interest in and to all plans and specifications, as-built architectural drawings, other architectural and engineering drawings, prints, surveys, soil and substrata studies relating to the Property (the “Plans and Studies”);

1.8 All of Seller’s right, title and interest in and to any award or payment made or to be made in lieu of any of the foregoing or any portion thereof.

The Land, the Improvements, the Fixtures, the Intangibles, the Warranties, the Approvals, the REAs, and the Plans and Studies are herein collectively referred to as the “Property”. Seller shall transfer to Purchaser all of Seller’s interest of every kind or nature in the Land, the Improvements, the Fixtures, the Lease, the Intangibles, the Warranties, the Approvals, the REAs, the Plans and Studies, and all other interests of Seller in and to the Property.

Notwithstanding the foregoing, in no event shall the Property include the Workhorse Fixtures; any furnishings, furniture, or equipment located on the Property and used solely in the operation of the business operated upon the Property or the maintenance of the Property; any equipment, including but not limited to office equipment and furniture, manufacturing equipment (including but not limited to equipment used in the production of vehicles and/or drones conducted on the Property), tools and supplies, and maintenance equipment; any Operating Permits; or any of the Seller’s right, title and interest in and to all assignable contracts and agreements relating to the repair, maintenance, management or operation of the Property or any equipment or Improvements.

Section 2. The Purchase Price.

2.1 The Purchase Price (the “Purchase Price”) for the Property is $34,457,701.00 to be paid as follows:

2.1.1 $500,000.00 (the “Initial Deposit”; and the Initial Deposit together with the Additional Deposit (as hereinafter defined), when made, and any interest earned on such amount(s), the “Deposit”) shall be paid by Purchaser to Adar Land & Tree Abstract Inc. (the “Escrow Agent”) within two (2) business days after the Effective Date. Within two (2) business days after the expiration of the Inspection Period (as hereinafter defined) and if this Agreement has not been terminated as provided herein, Purchaser shall deliver an additional deposit of $500,000.00 (the “Additional Deposit”) to Escrow Agent. The Deposit shall be held in escrow by the Escrow Agent to be disbursed as provided in an Escrow Agreement, substantially in the form attached hereto as Exhibit “B” (the “Escrow Agreement”). The parties shall execute the Escrow Agreement contemporaneously with the execution of this Agreement. If the purchase and sale of the Property is consummated in accordance with the terms and provisions of this Agreement, then the Deposit shall be applied fully to the Purchase Price at the Closing and transferred to an account or accounts designated in writing by Seller. In all other events, the Deposit shall be disposed of by the Escrow Agent as provided in the Escrow Agreement. The Initial Deposit, and the Additional Deposit, if applicable, shall be made in good immediately available United States funds by wire transfer to a bank account designated in writing by the Escrow Agent.

2.1.2 The balance of the Purchase Price, after deducting the Deposit, shall be paid at the Closing, plus or minus prorations and adjustments to be made pursuant to and in accordance with this Agreement, in good immediately available United States funds by wire transfer to a bank account or accounts to be designated in writing by the Title Company prior to the Closing for transfer on the Closing Date (as hereinafter defined) to an account or accounts designated in writing by Seller.

2.1.3 Seller and Purchaser agree that no portion of the Purchase Price is or shall be allocated to personal property.

2.2 Seller acknowledges and agrees that Purchaser’s obligation to perform under this Agreement is contingent upon Purchaser’s ability to obtain financing for the acquisition of the Property, and if Purchaser is unable to obtain satisfactory financing for the acquisition of the Property, Purchaser shall have the right to terminate this Agreement on or prior to the expiration of the Inspection Period in accordance with Section 3.3 hereof. If this Agreement is not terminated or deemed terminated by Purchaser prior to the expiration of the Inspection Period in accordance with Section 3.3, Purchaser’s financing contingency as set forth in this Section 2.2 will be deemed waived. In connection with Purchaser’s financing, Seller shall reasonably cooperate (without cost to Seller) with any and all reasonable requests by Purchaser’s equity partners, debt partners and/or lenders with respect to the within transaction provided that no such request shall delay the Closing, result in additional cost to Seller, or require modifications to the form of the Lease (unless the same are approved in writing in accordance with Section 10.1(iii) below).

2.3 Notwithstanding anything to the contrary contained in this Agreement, in the event Purchaser fails to deliver the Initial Deposit to Escrow Agent by the date specified above, Seller shall have the right to immediately terminate this Agreement by giving written notice thereof to Purchaser and the Escrow Agent, in which event this Agreement shall become null and void, and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein. In the event Purchaser fails to deliver the Additional Deposit by the date specified above, Seller shall have the right to terminate this Agreement by giving written notice thereof to Purchaser and the Escrow Agent, in which event this Agreement shall become null and void, Escrow Agent will disburse the Initial Deposit to Seller as liquidated damages and as Seller’s sole remedy, and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein.

2.4 Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge that Purchaser has been attempting to acquire, but is not yet under contract to purchase, the portion of the Land identified as Parcel III on Exhibit “A” and the improvements on such parcel (the “Battery Storage Property”), which are as of the date of Seller’s most recent title commitment owned by Magnolia Buckeye, LLC (“Magnolia”). Seller is currently subleasing the entirety of the Battery Storage Property from Magnolia’s tenant. If Seller, prior to the conclusion of the Inspection Period, (a) enters into a definitive written agreement with Magnolia for the purchase of the Battery Storage Property which by its terms must close simultaneously with the Closing under this Agreement and (b) gives notice to Purchaser of such agreement with Magnolia, then (i) the Battery Storage Property will be included in the purchase and sale transaction described in this Agreement, the Purchase Price will be increased to $39,000,000.00, and the parties will close on the acquisition of the Battery Storage Property in accordance with the terms of this Agreement as if the Battery Storage Property had originally been included, and (ii) the Battery Storage Property will be included in the Lease and the initial Base Annual Rental under the Lease will be increased to $3,820,375.00 and the number of square feet of building area included in the “Premises” (as defined in the Lease) will be increased by 55,000 square feet for a total square footage of 497,250 square feet, as shown in the form of the Lease attached as Exhibit C-1. Notwithstanding the foregoing, in the event that Seller or Tenant (or any affiliate) enters into a written agreement with Magnolia for the purchase of the Battery Storage Property following the conclusion of the Inspection Period but prior to Closing, Purchaser shall have the right to purchase the Battery Storage Property and have the Battery Storage Property added to the Lease by amendment when the agreement between Magnolia and Seller closes, on the same terms as contemplated herein as if the Battery Storage Property had originally been included in the transaction described in this Agreement.

Section 3. Inspection Period.

3.1 Purchaser shall have the period commencing on the first business day following the later to occur of (i) the Effective Date, and (ii) the date that Purchaser has received the Initial Property Information (as hereafter defined), if such date occurs after the “Turnover Date” (as hereinafter defined) and continuing through 6:00 PM Eastern Time on the date that is thirty five (35) business days thereafter (the “Inspection Period”), to perform physical inspections and all other due diligence, and to decide, in Purchaser’s sole and absolute discretion, whether the Property is satisfactory and whether Purchaser shall proceed with the purchase of the Property. Within two (2) business days following the Effective Date (the “Turnover Date”), Seller shall deliver to Purchaser or make available to Purchaser via electronic means or dropbox access, copies of the following: a recent title commitment issued to Seller with respect to the Property which excludes the RCU Transferred Parcel (as hereinafter defined) transferred by Seller and includes the RCU Swap Parcel (as hereinafter defined) received by Seller (the “Initial Commitment”), a recent ALTA survey of the Property (which does not currently exclude the 7.861 acre parcel (the “RCU Transferred Parcel”) that had been recently conveyed and transferred by Seller to Randolph County Community Economic Development Foundation, Inc (“RCU”), nor does it include the approximately 12 acre parcel (the “RCU Swap Parcel”) that was received by Seller from RCU in exchange therefor (the “Survey”), a recent Phase I Environmental Site Assessment of the Property (the “Phase I”), a recent property condition assessment of the Improvements (the “PCA”), a recent zoning report concerning the Property (the “Zoning Report”), and the other documents relating to or concerning the maintenance and operation of the Property listed on Schedule 3.1 (collectively, the “Initial Property Information”) and following the Effective Date, Seller shall provide Purchaser with any additional information as may be reasonably requested by Purchaser to the extent in Seller’s possession or control (such additional information, together with the Initial Property Information, collectively, the “Property Information”). Notwithstanding the preceding sentence, Purchaser acknowledges that like the Survey, the Zoning Report included in the Initial Property Information does not currently include the RCU Swap Parcel. All due diligence costs including, without limitation, all costs of building and site inspections, any updates (including changing or adding certifications, if the applicable third party charges an additional fee therefor) to the Survey, the Phase I or the PCA, and any new engineering, environmental and/or other reports or inspections undertaken by Purchaser, shall be paid for by Purchaser.

3.2 During the Inspection Period, and thereafter to the extent that this Agreement has not terminated, Seller, upon reasonable prior notice, shall provide Purchaser or its designated agents or representatives access to the Property at reasonable times (during the Property’s regular business hours and on at least two (2) business days’ prior notice to Seller) to conduct, at Purchaser’s sole cost and expense, its due diligence with respect to the Property; provided that, (i) each such access, at Seller’s election, may be accompanied by a representative of Seller, (ii) any entry into upon the Property shall not unreasonably interfere with the business of Seller, (iii) Purchaser shall indemnify, defend and hold Seller and, as the case may be, its directors, members, managers, officers, employees and agents harmless from and against all Claims (as hereinafter defined) asserted against Seller and its directors, members, managers, officers, employees and agents (including, without limitation, any claims by invitees of the Property) arising from Purchaser’s due diligence activities on or about the Property, excluding from the foregoing indemnity any Claims relating to latent defects or pre-existing conditions or issues, and/or matters merely discovered during Purchaser’s due diligence activities, and/or the gross negligence or willful misconduct of Seller, or any of its agents or representatives, (iv) Purchaser shall promptly repair any damage resulting from any such activities and restore the Property to its condition prior to such activities, (v) Purchaser shall fully comply with all applicable federal, state and local laws, ordinances, rules and regulations (collectively, the “Legal Requirements”), (vi) Purchaser shall not permit any inspections, investigations or other due diligence activities to result in any liens, judgments or other encumbrances being filed against the Property and shall, at its sole cost and expense, as promptly as possible but in no event more than sixty (60) days after the filing thereof, discharge of record any such liens or encumbrances that are so filed or recorded, and (vii) Purchaser shall not permit any borings, drillings, samplings or invasive testing to be done on or at the Property without the prior written consent of Seller which consent shall be within Seller’s sole discretion, and subject to Seller’s prior review of a copy of the applicable consultant’s proposal with a reasonably detailed scope of work and if Seller provides its written consent to any such work, then upon the completion of same, but only upon Seller’s request, Purchaser will provide Seller with a copy of any sampling results or reports relating to such work. Prior to entry onto the Property by Purchaser or its agents or representatives for any investigations or testing (specifically excluding mere walk-throughs or visits by Purchaser or its agents or representatives), Purchaser shall furnish Seller with a certificate of insurance with respect to a policy of commercial general liability insurance maintained by Purchaser and providing coverage for damage to persons and property as a result of the acts of Purchaser, and any of its agents, representatives or contractors, with a responsible insurance company licensed to do business in the state where the Property is located, with a combined single limit for bodily injury and property damage of at least $2,000,000.00 and naming Seller as an additional insured. Purchaser’s liabilities under this Section 3.2 shall survive the Closing or earlier termination of this Agreement.

3.3 Purchaser shall have the right, at any time at or before the expiration of the Inspection Period, in Purchaser’s sole and absolute discretion, to notify Seller (which notice may be sent solely via e-mail) and the Title Company (which notice to the Title Company is purely an accommodation to the Title Company, and the failure of Purchaser to deliver said notice to the Title Company shall in no way affect the validity of Purchaser’s notice), (i) that Purchaser has determined to proceed with the acquisition of the Property, and in the event of such notice the Inspection Period will be deemed to have expired as of the date of such notice, Purchaser’s right to terminate this Agreement pursuant to this Section 3.3 will be deemed waived, the Deposit shall be deemed nonrefundable (unless Purchaser terminates this Agreement in accordance with any right of termination in this Agreement other than in this Section 3.3); or (ii) of Purchaser’s termination of this Agreement, for any reason or for no reason in its sole and absolute discretion, whereupon in the case of this subpart (ii) Purchaser shall receive a prompt refund of the Deposit, and this Agreement shall be null and void and neither party shall have any further rights or obligations hereunder except for such obligations which are expressly stated herein to survive the termination of this Agreement. If Purchaser fails to give either of such notices prior to the expiration of the Inspection Period this Agreement shall be deemed to be automatically terminated as of the expiration of the Inspection Period, or if Purchaser terminates this Agreement under any other right of termination as set forth herein, Purchaser shall receive a prompt refund of the Deposit, and this Agreement shall be null and void and the parties shall have no further obligation to each other. Seller hereby agrees and authorizes Escrow Agent to release the Deposit to Purchaser if (x) Purchaser timely exercises its termination right in this Section 3.3 by giving a termination notice in accordance with subpart (ii) above, or (y) if Purchaser fails to give either a notice to proceed with the acquisition of the Property or a termination notice in accordance with this Section 3.3 prior to the expiration of the Inspection Period.

3.4 Seller acknowledges that (i) Purchaser will incur substantial costs and expenses in performing its due diligence review of the Property, and (ii) Purchaser would not have entered into this Agreement but for the opportunity to perform such due diligence with the absolute right to terminate this Agreement as set forth above and as set forth herein. Accordingly, Seller acknowledges that sufficient consideration exists to render this Agreement legally enforceable against Seller.

Section 4. Title.

4.1 Seller shall convey, and Purchaser shall accept, good and marketable fee simple title to the Property subject only to the Permitted Exceptions (hereinafter defined in Section 4.1.1).

4.1.1 Purchaser shall order a current title insurance commitment (the “Title Commitment”) to be issued by Multi-State Title Agency, LLC, 3300 Great American Tower, 301 E. Fourth Street, Cincinnati, Ohio 45202, as agent for Stewart Title Guaranty Company (the “Title Company”) and at Purchaser’s election, an update to the Survey. Purchaser shall cause copies of the Title Commitment, all documents of record which are listed as exceptions in the Title Commitment and the Survey to be delivered to Seller. On or prior to the expiration of the Inspection Period (the “Title Review Period”), Purchaser shall furnish Seller with a written statement of objections, if any, to title to the Property or any matters shown on the Title Commitment or Survey (as the same may have been updated at Purchaser’s election) (“Objections”). If an update or endorsement to the Title Commitment delivered to Purchaser or a revision to the Survey, in each case received by Purchaser after the expiration of the Inspection Period or in response to Objections (a “Title/Survey Update”) discloses a title or Survey matter that was not disclosed in the Title Commitment or the Survey (as the same may have been previously updated by Purchaser) or in a previous Title/Survey Update, Purchaser may deliver to Seller, within five (5) days following Purchaser’s receipt of the Title/Survey Update (the “Title/Survey Update Review Period”) a written Objection to such defect first disclosed on the Title/Survey Update accompanied by a copy of the Title/Survey Update. For clarity, if Purchaser desires an update of the Survey to a current date, to exclude the RCU Transferred Parcel and to add the RCU Swap Parcel so as to be consistent with the Initial Commitment, other than merely an update of the certification to include Purchaser and Purchaser’s lender (if any) and to reflect an updated Title Commitment, Purchaser shall make arrangements to obtain such Survey update during the Inspection Period and any Objections relating thereto shall be provided during the Title Review Period.

4.1.2 Seller shall, prior to the Closing Date, satisfy all of the title requirements shown in the Title Commitment that require the delivery of documents to the Title Company or the taking of actions by Seller and will deliver to the Title Company at Closing an owner’s title affidavit in a form acceptable to Seller and the Title Company. Purchaser shall be deemed to have agreed to accept title subject to all exceptions reflected in the Title Commitment and any Title/Survey Update and to the state of facts shown on the Survey, other than Objections that have been timely given and provided that, in no event shall Purchaser be required to raise any Objections regarding, or be deemed to have agreed to accept title subject to, and Seller shall discharge at or prior to the Closing, (i) any mortgage, deed of trust, or other security instrument, assignment of rents and leases and/or UCC financing statements entered into by Seller and encumbering the Property, any monetary liens, monetary encumbrances, security interests, judgments, mechanic’s or materialmen’s liens, tax liens or other voluntary or involuntary liens consented to by Seller or arising from any act or omission of Seller which encumbers any part of the Property, (ii) any liens or encumbrances which can be satisfied by the payment of a readily ascertainable sum, (iii) any liens or encumbrances that have been voluntarily placed against the Property by Seller after the Effective Date without Purchaser’s prior written consent and that will not otherwise be satisfied on or before the Closing, and (iv) exceptions that can be removed from the Title Commitment by Seller’s delivery of a customary owner’s title affidavit (all of the foregoing hereinafter collectively referred to as the “Seller’s Required Removal Items”). Any title matters and/or exceptions set forth in the Title Commitment and any Title/Survey Update or the state of facts shown on the Survey with respect to (a) Tenant’s leasehold interest in the Property that is to commence as of Closing; (b) easements, restrictions and covenants of record which do not materially interfere with the use of the Property for its current use, (c) any matters disclosed by the Survey, (d) the lien of nondelinquent real estate taxes and assessments not yet due and payable, (e) legal highways and rights of way, and, with respect to items (b), (c) and (d),which are not the subject of Objections, or which are included in Objections and thereafter deemed to be accepted or waived by Purchaser as hereinafter provided, other than the Seller’s Required Removal Items, are hereafter referred to as the “Permitted Exceptions”.

4.1.3 If Purchaser notifies Seller within the Title Review Period or the Title/Survey Update Review Period, as applicable, of Objections, then within five (5) business days after Seller’s receipt of Purchaser’s notice, Seller shall notify Purchaser in writing (“Seller’s Title Response Notice”) of the Objections which Seller agrees to satisfy and/or cure at or prior to the Closing, at Seller’s sole cost and expense, and of the Objections that Seller cannot or will not satisfy or cure. Failure by Seller to respond to Purchaser by the expiration of said five (5) business day response period shall be deemed as Seller’s agreement not to satisfy and/or cure the Objections raised by Purchaser (a “Seller Deemed Response”). Notwithstanding the foregoing or anything else set forth in this Agreement, Seller shall, in any event, be obligated to satisfy Seller’s Required Removal Items. If Seller notifies Purchaser in writing that it elects not to satisfy all or any of the Objections that are not Seller’s Required Removal Items, or is deemed to have so elected, then Purchaser shall have the option to be exercised within five (5) business days thereafter of either (i) terminating this Agreement by giving written notice of termination to Seller, whereupon the Deposit shall be refunded to Purchaser and neither party shall have any further rights against the other except for obligations which expressly survive the termination of this Agreement, or (ii) electing to consummate the purchase of the Property, in which case Purchaser shall be deemed to have waived such Objections and such Objections shall become “Permitted Exceptions” for all purposes hereunder. Failure by Purchaser to respond to (a) a Seller’s Title Response Notice setting forth that Seller chooses not to satisfy all or any of the Objections that are not Seller’s Required Removal Items, or (b) a Seller Deemed Response, within the five (5) business day period set forth in the preceding sentence, shall be deemed its election to waive the applicable Objection(s), which shall become “Permitted Exceptions”. If, at or prior to the Closing, Seller is unable to satisfy any Objections that Seller has agreed to satisfy in Seller’s Title Response Notice, then (a) Seller shall have the one-time option, at Seller’s sole discretion, to adjourn the Closing Date for a period not exceeding thirty (30) days to allow Seller additional time to satisfy such Objections, and (b) if Seller does not elect to adjourn the Closing Date or Seller adjourns the Closing Date but is still unable to satisfy such Objections, Purchaser may, at Purchaser’s option, adjourn the Closing Date on a one-time basis for a period not exceeding thirty (30) days to allow Seller additional time to satisfy such Objections.

4.1.4 It is a condition to Purchaser’s obligation to close that the Title Company shall issue an ALTA Owners Policy of Title Insurance to Purchaser in the amount of the Purchase Price payable on the Closing Date, insuring that Purchaser has good and marketable fee simple title to the Property, subject only to the Permitted Exceptions, showing that all taxes, assessments, and municipal charges which are due prior to the Closing Date have been paid (collectively, the “Title Policy”).

4.2 In the event that Seller shall be unable to convey title to the Property as hereinabove provided (after the expiration of any extension period provided for in Section 4.1.3 above), Purchaser shall at its election either (a) accept such title as Seller is able to convey without abatement or reduction of the Purchase Price or (b) terminate this Agreement, whereupon the Deposit shall be refunded to Purchaser and neither party shall have any further rights against the other except for obligations which expressly survive the termination of this Agreement; provided, however, in the event that Seller shall be unable to convey title to the Property as hereinabove provided because of the existence of any Objection which results from a breach of Seller’s covenant under Section 9.1(c) hereof, because of Seller’s failure to satisfy and remove any of Seller’s Required Removal Items, or because of Seller’s failure to satisfy any other Objections which Seller has agreed to satisfy in Seller’s Title Response Notice or is obligated to satisfy as provided in Section 4.1.2 above, Purchaser shall have the right to elect to accept such title as Seller is able to convey with an abatement or reduction of the Purchase Price equal to the amount reasonably necessary to cure or remove such Seller’s Required Removal Items or Objection. Except as provided above, Seller shall have no obligation or liability to Purchaser for any damages or other compensation which Purchaser may have sustained by reason of Seller’s inability to convey title in accordance with the terms of this Agreement. Notwithstanding anything to the contrary herein contained, Seller shall not be required to bring any action or proceeding or expend any funds to remove any defects in or objections to title; provided, however, Seller shall be required to satisfy Seller’s Required Removal Items.

Section 5. Closing Date. Provided that all of the conditions to Purchaser’s obligation to close shall be satisfied, the sale contemplated by this Agreement shall be consummated and closed through an escrow arrangement with the Title Company on or before the date that is forty-five (45) days following the expiration of the Inspection Period (the “Closing Date”). The terms and conditions of such escrow arrangement shall be consistent with the terms of this Agreement and shall otherwise be reasonably acceptable to Seller, Purchaser and the Title Company. The consummation and the closing of the purchase and sale of the Property on the Closing Date as contemplated by this Agreement is herein referred to as the “Closing”.

Section 6. “AS IS” SALE, RELEASE.

6.1 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PROPERTY IS BEING SOLD AND PURCHASER IS ACQUIRING THE PROPERTY IN AN “AS IS,” “WHERE IS” CONDITION AND “WITH ALL FAULTS” AS OF THE EFFECTIVE DATE, SUBJECT TO NORMAL WEAR AND TEAR AND DAMAGE BY FIRE OR OTHER CASUALTY AS SET FORTH BELOW. Except for claims made against Purchaser or with respect to the Property by third parties unrelated to Purchaser relating to the period prior to Closing and except as otherwise expressly provided herein, Purchaser releases Seller, any party related to or affiliated with the Seller Parties (as hereinafter defined) and their respective successors and assigns (other than the Tenant under the Lease) from and against any and all claims which Purchaser or any party related to or affiliated with the Purchaser Parties (as hereinafter defined) has or may have arising from or related to any matter or thing related to or in connection with the Property, including the Property Information, any construction defects, any errors or omissions in the design or construction and any environmental conditions, and neither Purchaser nor any of the Purchaser Parties shall look to Seller, the Seller Parties or their respective successors and assigns in connection with the foregoing for any redress or relief. This release shall be given full force and affect according to each of its express terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action. To the extent required to be operative, the disclaimers and warranties contained herein are “conspicuous” disclaimers for purposes of any applicable law, rule, regulation or order.

6.2 Purchaser acknowledges that Purchaser is a sophisticated buyer of real estate that is familiar with this type of property. Except as otherwise specifically set forth in this Agreement, and to the maximum permitted by law, no patent or latent condition affecting the Property in any way, whether or not known or discoverable or hereafter discovered, shall affect Purchaser’s obligations hereunder, nor shall any such condition give rise to any right of damages, rescission or otherwise against Seller.

6.3 Except as specifically set forth in this Agreement, neither Seller nor any of the Seller Parties nor any agent nor any representative nor any purported agent or representative of Seller or any of the Seller Parties have made, and neither Seller nor any of the Seller Parties are liable for or bound in any manner by (and Purchaser has not relied upon), any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Property or any part thereof.

6.4 Except as otherwise expressly set forth herein, Seller makes no representations or warranties as to the truth, accuracy, completeness, methodology of preparation or otherwise concerning any of the Property Information (e.g., that such materials are complete, accurate or the final version thereof, or that such materials are all of such materials as are in Seller’s possession). It is the parties’ express understanding and agreement that such materials are provided only for Purchaser’s convenience in making its own examination and determination prior to the expiration of the Inspection Period as to whether it wishes to purchase the Property, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and, except as otherwise expressly set forth herein, not on any materials made available or supplied by Seller.

6.5 THE DISCLAIMERS, RELEASES AND OTHER PROVISIONS SET FORTH IN THIS SECTION 6 SHALL SURVIVE THE CLOSING AND SHALL NOT MERGE THEREIN OR INTO ANY DOCUMENTS EXECUTED IN CONNECTION THEREWITH.

Section 7. Satisfaction of Liens; Violations.

7.1 If at the Closing there are any liens or Seller’s Required Removal Items on the Property which Seller agrees or is obligated to pay and discharge hereunder, either Purchaser or Seller shall have the right to instruct the Title Company to use any cash portion of the Purchase Price to satisfy the same. Seller shall deliver to the Title Company at or before the Closing acceptable pay-off letters from any lien holders verifying the amounts to be paid at the Closing to satisfy and release such liens or Seller’s Required Removal Items of record and Seller authorizes the Title Company to use the Purchase Price (or a portion thereof) to pay such liens or Seller’s Required Removal Items, such that Title Company will issue at the Closing the Title Policy without exception thereto; the mere existence at the Closing of any such liens or Seller’s Required Removal Items to be satisfied and released out of the Purchase Price shall not be deemed unsatisfied Objections to title.

7.2 Any and all outstanding and uncured violations or notices of violations of law or municipal ordinances, sidewalk notices/liens, written orders or requirements issued by the municipality and/or governmental agencies or authorities having jurisdiction over the Property as of the Closing Date shall be removed or complied with by the Seller (or by Tenant following the Closing if any cure period for any such violation extends past the Closing Date), and Seller shall similarly be required to cause the discharge, at Closing, of any outstanding and uncured monetary fines or penalties assessed against the Property in connection with said violations or notices of violations which are due and payable prior to the Closing Date.

Section 8. Representations, Warranties and Covenants.

8.1 Seller hereby represents, warrants and covenants for the sole, exclusive and limited benefit of Purchaser as of the Effective Date and as of the Closing as follows. Purchaser acknowledges that as to (i) the Battery Storage Property (to the extent included in the transaction in accordance with Section 2.4 above) and (ii) the portion of the Land identified as Parcel I on Exhibit “A” and the improvements on such parcel, which is as of the date of Seller’s most recent title commitment owned by Indiana Avenue Holdings, LLC and leased to Seller (the “Warehouse Property”), Seller is not the owner of fee simple title to either such property and any representations or warranties with respect to the Property set forth below, to the extent that they apply to the Battery Storage Property (to the extent included in the transaction in accordance with Section 2.4 above) or the Warehouse Property, are made by Seller in its capacity as the tenant thereof and Seller’s knowledge (being that of a tenant and not of a fee owner) is limited accordingly:

8.1.1 Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and is entitled to and has all requisite power and authority to own and operate its assets as they are presently owned and operated, to enter into this Agreement and all other agreements, instruments and documents herein provided to be executed or to be caused to be executed by Seller, and to carry out the transactions contemplated hereby.

8.1.2 The execution of this Agreement by Seller, the consummation of the transactions herein contemplated has been duly authorized by all requisite action on the part of Seller, and the execution and delivery of all documents to be executed and delivered by Seller, have been or will be duly authorized by all requisite action on the part of Seller and this Agreement has been and all documents to be delivered by Seller pursuant to this Agreement, will be, duly executed and delivered by Seller, and all members or officers of Seller who execute the instruments contemplated by this Agreement will be duly authorized and empowered on behalf of Seller to do so and to enter into all transactions contemplated by this Agreement and by such instruments. This Agreement has been, and the documents contemplated herein will be, duly executed and delivered by Seller, and when mutually executed and delivered will constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally).

8.1.3 Neither the execution of this Agreement nor the carrying out of the transactions contemplated herein will result in any violation of or be in conflict with the instruments pursuant to which Seller was organized and/or operates, or any applicable law, rule, regulation, order, writ, injunction or decree of any Governmental Authority, or of any instrument or agreement to which Seller is a party or by which Seller is bound or any order or decree applicable to Seller, nor will it result in the creation or imposition of any lien on the Property nor will it result in the termination or the right to terminate any agreement to which Seller is a party which affects the Property, and other than required notice to Seller’s lender (if applicable), no consent, joinder, approval, authorization or order of any Governmental Authority or third party is required for the execution of this Agreement by Seller or the carrying out by Seller of the transactions contemplated herein.

8.1.4 Seller owns, or will at Closing own, fee title to the Property (which shall not include the Battery Storage Property if the same has not been included in the transaction in accordance with Section 2.4 above) and, at Closing, will convey fee title to the Property to Purchaser in the condition required by Section 4.1 above. The Property is assessed as one or more tax lots that are separate and distinct from any other tax lots.

8.1.5 As of the Closing Date there will be no leases, licenses, occupancy agreements or similar agreements affecting the Property or any part thereof (except for to the Lease to be entered into with Tenant at Closing), and no party has been granted by Seller any license, lease, occupancy agreement, or other right of possession of the Property, or any part thereof. There are no tenants, subtenants, licensees, or other occupants or persons having any rights or asserting any claims for occupancy or possession of any space at the Property claiming by, through or under Seller, except Tenant, pursuant to the Lease to be entered into with Tenant at Closing.

8.1.6 There are no actions, suits, litigation, arbitration or other proceedings by any person, firm, corporation, or by any Governmental Authority now pending or, to Seller’s knowledge, threatened in writing against or affecting (a) the Property or any part thereof, or (b) Seller, the effect of which would be to prevent, restrain, prohibit, delay or enjoin Seller from entering into or performing its obligations under this Agreement and transferring the Property to Purchaser at Closing, nor, to Seller’s knowledge, are there any investigations pending or threatened in writing against or affecting (i) Seller, the effect of which is to prevent, restrain, prohibit, delay or enjoin Seller from entering into or performing its obligations under this Agreement and transferring the Property to Purchaser at Closing, or (ii) the Property by any Governmental Authority.

8.1.7 Seller is not a foreign person, as defined in Section 1445 of the Internal Revenue Code, as amended, and the regulations promulgated thereunder (the “Code”), , and in any applicable state laws for the state in which the Property is located.

8.1.8 Seller has not received any written notice of and has no knowledge of any pending or threatened (a) eminent domain proceedings affecting the Property, in whole or in part, (b) assessments against the Property not reflected in the current tax duplicate or tax bills, or (c) action or proceeding to change road patterns or grades which would affect ingress to or egress from the Property. As long as this Agreement is in effect Seller has not and shall not, without the prior written consent of Purchaser, take any action before any Governmental Authority, the object of which would be to change the present zoning of or other land-use limitations, upon the Property, or any portion thereof, or its potential use, or ingress to or egress from the Property and, to Seller’s knowledge, there are no pending proceedings, the object of which would be to change the present zoning or other land-use limitations, or the ingress to or egress from the Property.

8.1.9 There are no employees of Seller at the Property or any collective bargaining agreements, employee benefit plans or other employee agreements affecting the Property that will be binding upon Purchaser after Closing. Seller is not a “plan” within the meaning of Section 4975(e) of the Code, and the transaction contemplated by this Agreement is not a “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of the Employee Income Security Act of 1974, as amended, or is covered by an individual or class exemption from the prohibited transaction rules.

8.1.10 Seller has received no written notice from any insurance company or board of fire underwriters requesting the performance of any work or alterations with respect to the Property that has not been performed or required an increase in insurance rates applicable to the Property as a result of a failure to perform any such requested work or alterations. There is no outstanding written notice from any insurance company of a default or cancellation under any insurance policies covering the Property.

8.1.11 On the Closing Date, there will be no contract or agreement in effect for the leasing or management of the Property for or pursuant to which Purchaser shall be bound.

8.1.12 All bills and claims for labor performed on behalf of Seller and materials furnished to Seller that are payable by Seller with respect to the Property for all periods prior to the Closing Date have been (or at or prior to the Closing Date will be) paid in full.

8.1.13 Seller is not insolvent or bankrupt. Seller has not (i) commenced (within the meaning of any federal or state bankruptcy law) a voluntary bankruptcy case or assignment for the benefit of creditors, (ii) consented to the entry of an order for relief against it in an involuntary bankruptcy case (nor has an involuntary bankruptcy case been commenced against Seller), or (iii) consented to the appointment of a receiver for or custodian of it or for all or any substantial part of its property, nor has a court of competent jurisdiction entered an order or decree under any federal or state bankruptcy law that is for relief against Seller in an involuntary case or appointed a receiver for or custodian of Seller for all or any substantial part of its property.

8.1.14 Seller has not received any uncured written notice from any Governmental Authority of the violation of any Environmental Laws (as hereinafter defined) or of the presence or use of Hazardous Materials (as hereinafter defined) in violation of any Environmental Laws. Seller has received no written notices of any investigations, inquiries, orders, hearings, actions or other proceedings by or before any Governmental Authority which are pending or threatened in connection with any Environmental Activity or alleged Environmental Activity. “Environmental Activity” means any actual, proposed or threatened storage, holding, existence, release, emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation of any Hazardous Materials from, under, into or on the Property or otherwise relating to the Property or the use of the Property, or any other activity or occurrence that causes or would cause any such event to exist, except, in each case, for such quantities and concentrations of Hazardous Materials as (a) are reasonably and customarily required for the conduct of the business in question and are present in strict compliance with all Environmental Laws or (b) are in concentrations or amounts which would not require corrective action or remediation under Environmental Laws. “Environmental Laws” means all laws, codes, ordinances, orders, requirements or regulations of any Governmental Authority which relate to the manufacture, processing, distribution, use or storage of Hazardous Materials. “Hazardous Materials” shall mean:

(i) Those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” in the: Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et. seq., as amended by the Superfund Amendments and Reauthorization Act or any equivalent state or local laws or ordinances; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et. seq., as amended by the Hazardous and Solid Waste Amendments of 1984, or any equivalent state or local laws or ordinances; the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”), 7 U.S.C. § 136 et. seq. or any equivalent state or local laws or ordinances; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et. seq.; the Emergency Planning and Community Right-to-Know Act (“EPCRA”), 42 U.S.C. § 11001 et. seq. or any equivalent state or local laws or ordinances; the Toxic Substance Control Act (“TSCA”), 15 U.S.C. § 2601 et. seq. or any equivalent state or local laws or ordinances; or the Occupational Safety and Health Act, 29 U.S.C. § 651 et. seq. or any equivalent state or local laws or ordinances;

(ii) Those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

(iii) Any material waste or substance which is (A) designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. § 1251 et seq. (33 U.S.C. § 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. § 1317) or (B) radioactive materials; and

(iv) These substances included within the definitions of “hazardous substances”, “hazardous materials”, “toxic substances” or “solid waste” in the Hazardous Waste Management Act of 1978.

8.1.15 Seller has not entered into any undertakings or commitments with any Governmental Authority, utility company, association, or any other organization or group of individuals relating to the Property, which require the payment of money or the performance of any duty, including any obligation to make any contribution or dedication of land, or to construct, install or maintain any improvements of a public or private nature, in connection with the ownership of the Property.

8.1.16 Seller has not transferred or conveyed (or agreed to transfer or convey) any air or development rights or any other rights appurtenant to the Property.

8.1.17 To Seller’s knowledge, Seller has not received any written notice (which has not been cured) from any Governmental Authority that the Property is in violation in any material respect of any federal, state or local governmental order, regulation, statute, code or ordinance (including, without limitation, The Americans With Disabilities Act (and analogous state and local requirements) and zoning laws, regulations and ordinances) dealing with the ownership, use, construction, operation, safety or maintenance thereof. To Seller’s knowledge, Seller has not received written notice (that has not been cured) that there is any violation of any restriction, condition or agreement contained in any easement, restrictive covenant or any similar instrument or agreement affecting the Property or any portion thereof from any party thereto or beneficiary thereof. Seller has not commenced any tax reduction proceedings.

8.1.18 No person or entity has any option, right of first refusal, right of first offer, right of reverter, reversionary interest, or other right with respect to the purchase or acquisition of the Property or any interest therein, or any interest in Seller.

Between the Effective Date and the Closing, Seller shall promptly notify Purchaser if any representations and warranties of Seller contained in this Section 8.1 fail to be true and correct. If any of the foregoing representations or warranties shall change in any material respect, Purchaser shall notify Seller of Purchaser’s objection to such change within five (5) business days after the later of Purchaser’s receipt of notice from Seller thereof or Purchaser obtaining knowledge thereof. Thereafter, if Seller fails to cure such change within ten (10) days after Purchaser notifies Seller of Purchaser’s objection to such change (which Seller shall have no obligation to do), Purchaser shall have the right to terminate this Agreement by delivering written notice of such election to Seller within five (5) business days following the expiration of Seller’s cure period. If Purchaser timely exercises this right to terminate this Agreement, the Deposit shall be refunded to Purchaser, and neither party shall have any further rights or obligations under this Agreement except for obligations which expressly survive the termination of this Agreement. If Purchaser fails to give Seller written notice of Purchaser’s objection to any material adverse change in the representations and warranties of Seller or of Purchaser’s election to terminate within the applicable time periods specified above, Purchaser shall be deemed to have waived any right or remedy (including, without limitation, any right under this Agreement to terminate this Agreement) by reason of such change. Any change of facts or circumstances not intentionally caused by Seller that render any of its representations and warranties set forth in this Agreement inaccurate, incomplete, incorrect or misleading in any material respect shall not constitute a breach or default by Seller under this Agreement. Notwithstanding the foregoing, Seller shall and does hereby indemnify against and hold Purchaser harmless from any loss, damage, liability and expense, together with court costs and reasonable attorney’s fees, which Purchaser may incur by reason of any material misrepresentation by Seller or any material intentional breach of its representations, warranties and covenants contained in this Agreement.

As used in this Agreement, the words “Seller’s knowledge” or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Bob Ginnan, CFO; Michael Elliott, Corporate Counsel; Brad Hartzell, Vice President, Manufacturing and Tina McAllister, EH&S Manager; without any duty of inquiry or investigation, and shall not be construed to refer to the knowledge of any other officer, agent or employee of Seller or any affiliate of Seller. To the extent Purchaser acquires actual knowledge of any inaccuracy in a representation and warranty of Seller in this Agreement and the Closing occurs, such representation and warranty shall be deemed modified to reflect the inaccuracy known by Purchaser.

8.2 Purchaser hereby warrants and represents for the sole, exclusive and limited benefit of Seller as of the Effective Date and as of the Closing, as follows:

8.2.1 Purchaser is and will continue at all times to be until the Closing a limited liability company, duly organized, validly existing and in good standing in the state of its formation. Purchaser has all requisite power and authority to own and operate its assets as they are presently owned and operated, to enter into this Agreement and all other agreements, instruments and documents herein provided to be executed or to be caused to be executed by Purchaser and to carry out the transactions contemplated hereby.

8.2.2 The execution of this Agreement by Purchaser, the consummation of the transactions herein contemplated has been duly authorized by all requisite action on the part of Purchaser, and the execution and delivery of all documents to be executed and delivered by Purchaser, have been or will be duly authorized by all requisite action on the part of Purchaser and this Agreement has been and all documents to be delivered by Purchaser pursuant to this Agreement, will be, duly executed and delivered by Purchaser, and all members or officers of Purchaser who execute the instruments contemplated by this Agreement will be duly authorized and empowered on behalf of Purchaser to do so and to enter into all transactions contemplated by this Agreement and by such instruments. This Agreement has been, and the documents contemplated herein will be, duly executed and delivered by Purchaser, and when mutually executed and delivered will constitute the legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally).

8.2.3 Neither the execution of this Agreement nor the carrying out of the transactions contemplated herein will result in any violation of or be in conflict with the instruments pursuant to which Purchaser was organized and/or operates, or any applicable law, rule, regulation, order, writ, injunction or decree of any Governmental Authority, or of any instrument or agreement to which Purchaser is a party or by which Purchaser is bound or any order or decree applicable to Purchaser, nor will it result in the termination or the right to terminate any agreement to which Purchaser is a party, and no consent, joinder, approval, authorization or order of any Governmental Authority or third party is required for the execution of this Agreement by Purchaser or the carrying out by Purchaser of the transactions contemplated herein.

8.2.4 Purchaser is not insolvent or bankrupt. No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, proceeding for the appointment of a receiver or custodian for any of Purchaser’s property, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending against or contemplated by Purchaser or any creditors of Purchaser.

8.2.5 Purchaser is not acquiring the Property with the assets of a “plan” within the meaning of Section 4975(e) of the Code; and the transaction contemplated by this Agreement is not a “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of the Employee Income Security Act of 1974, as amended, or is covered by an individual or class exemption from the prohibited transaction rules.

Any change of facts or circumstances not intentionally caused by Purchaser that render any of its representations and warranties set forth in this Agreement inaccurate, incomplete, incorrect or misleading in any material respect shall not constitute a breach or default by Purchaser under this Agreement. Notwithstanding the foregoing, Purchaser shall and does hereby indemnify against and hold Seller harmless from any loss, damage, liability and expense, together with court costs and reasonable attorney’s fees, which Seller may incur by reason of any material misrepresentation by Purchaser or any material intentional breach of its representations, warranties and covenants contained in this Agreement.

8.3 Patriot Act.

8.3.1 Each party hereto hereby represents and warrants to the other that neither such party is knowingly in violation of any laws relating to terrorism or money laundering, including the Executive Order (as hereinafter defined) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56, the “Patriot Act”).

8.3.2 Each party hereby represents and warrants to the other that neither such party nor, to its actual knowledge, any of its respective constituents or affiliates is a “Prohibited Person” which is defined as follows: (1) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (2) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order. (3) a person or entity with whom such party is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order; (4) a person or entity who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; (5) a person or entity that is named as a “specially designated national or blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; and (6) a person or entity who is affiliated with a person or entity listed above.

8.3.3 Each party hereby represents and warrants to the other that neither such party nor, to its knowledge, any of its affiliates or constituents (i) conducts any business or engages in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) deals in, or otherwise engages in any transaction relating to any property or interests in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act. This provision shall survive the Closing.

8.4 During the term of this Agreement, without the consent of the other party, the party making any representation or warranty in this Agreement covenants that it shall not undertake any action which shall materially and adversely affect its representations or warranties set forth herein.

8.5 The representations and warranties set forth in Section 8.1, Section 8.2 and Section 8.3 hereof shall survive the Closing for a period of six (6) months, and shall no longer be actionable unless and to the extent that a party provides written notice of a claim to the other party, stating the nature of the claim and the specific breach or breaches claimed in reasonable detail, within such six (6) month period. In no event shall Purchaser be entitled to make a claim for breach of such representations or warranties and Seller shall have no liability in connection therewith (i) unless and until the aggregate amount of all such claims exceeds $50,000.00, or (ii) for any amount in excess of $350,000.00 in the aggregate.

Section 9. Operation of Property Prior to the Closing.

9.1 From the Effective Date until the Closing or sooner termination of this Agreement, Seller covenants as follows: (a) Seller shall continue to operate, manage and maintain the Property in substantially the same manner in which it currently operates, manages and maintains the Property; (b) Seller shall maintain its existing insurance covering the Property or if any of such policies is expiring such policies shall be replaced with new policies containing substantially the same coverage; (c) Seller shall not, without Purchaser’s written consent (which consent shall be within Purchaser’s sole discretion), place any mortgage or any other encumbrance, easement, covenant, condition, right-of-way or restriction on the Property, modify or amend any existing easement, covenant, condition, right-of-way, restriction, or other encumbrance affecting the Property, or voluntarily take any action that materially and adversely affects title to the Property as same exists on the Effective Date and Seller shall not remove any of the Fixtures unless it replaces the same with Fixtures of the same or better quality; (d) Seller shall continue to maintain the Property in its present order and condition, make all necessary repairs and replacements thereto which are the Seller’s responsibility pursuant to the Lease and deliver the Property at the Closing in substantially the same condition it is in on the Effective Date, reasonable wear and tear excepted; (e) Seller shall give prompt written notice to Purchaser of any fire, flood or other casualty affecting the Property after the Effective Date; (f) Seller shall deliver to Purchaser, promptly after receipt by Seller, a copy of all written notices of any violations issued to Seller by Governmental Authorities with respect to the Property and any other material notices received from any Governmental Authority with respect to the Property; (g) Seller shall maintain in full force and effect the existing Approvals and timely apply for renewals of all such Approvals which shall expire before the Closing or for which renewal forms are required to be applied for prior to the Closing; and (h) Seller shall not settle any condemnation claim or insurance casualty claim without Purchaser’s prior written consent not to be unreasonably withheld or delayed..

9.2 From and after the Effective Date until the Closing or sooner termination of this Agreement, Seller shall not enter into any lease for any portion of the Property without the prior written approval of Purchaser.

Section 10. Conditions to Obligations to Close.

10.1 In addition to any other condition precedent or contingencies in favor of Purchaser as may be expressly set forth elsewhere in this Agreement, the obligations of Purchaser to consummate the transactions contemplated herein shall be subject to the fulfillment of the following conditions (the “Purchaser Conditions”), any of which may be waived by Purchaser in its sole and absolute discretion: (i) the representations and warranties of Seller made herein shall be true and correct in all material respects as of the date made and shall remain and be true and correct as of the Closing Date in all material respects as though such representations and warranties were made at and as of the Closing Date, (ii) Seller shall have delivered all of the documents and other items required pursuant to this Agreement and Seller shall have performed all of its covenants, agreements and obligations hereunder, and at Closing, Seller shall be the sole fee owner of the entirety of the Property; (iii) Seller shall have caused Tenant to execute and deliver the Lease in the form attached as Exhibit C-1, with any blanks completed, dates inserted and other changes (if any) which are mutually agreed upon by Seller and Purchaser, which Lease shall provide, inter alia, that (a) the Lease is a net lease, (b) the base annual rental payable under the Lease for the first lease year is not less than $3,375,418.99 (or $3,820,375,000.00, if the Battery Storage Property is included in the Property as provided in Section 2.4 above); (c) the base annual rental under the Lease shall increase by three percent (3%) annually, and (d) the Lease is for a twenty (20) year initial lease term, with three 10-year renewal options; (iv) Seller shall be solvent and not in receivership, and shall not have committed any act of bankruptcy or have made or suffered a fraudulent conveyance; (v) no action or proceeding shall be pending or contemplated by or against Seller under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors, and no attachment, execution, lien, or levy shall have attached to, threatened to be attached to, or have been issued with respect to Seller’s interest in any of the Property or any portion thereof (other than liens in existence as of the Effective Date and/or which are included in Seller’s Required Removal Items under this Agreement); (vi) the environmental, legal and physical condition of the Property on the Closing Date shall not be or have been materially and adversely impacted, changed or altered in any manner from as it existed on the expiration of the Inspection Period (and expressly excluding any impacts, changes or alterations caused solely by the acts of Purchaser); (vii) if requested by Purchaser, Purchaser’s receipt, no later than five (5) business days prior to the Closing, of the Tenant Executed Estoppel (as hereinafter defined), the SNDA (as hereinafter defined), that are satisfactory or deemed satisfactory to Purchaser; (ix) the state of title to the Property shall be as provided herein, and there shall be an unconditional and irrevocable agreement by the Title Company to issue the Title Policy; (x) delivery of possession of the Property to Purchaser subject only to the Permitted Exceptions and to the rights of Tenant under the Lease, as tenant only; (xi) no order or injunction of any court or administrative agency of competent jurisdiction, nor any statute, rule, regulation or executive order, in effect as of the Closing shall restrain or prohibit the transfer of the Property in accordance with the terms of this Agreement; (xii) no action, suit or other proceeding shall be pending which shall have been brought by any person or entity (other than Seller, Purchaser or Tenant) to restrain, prohibit or change in any material respect the purchase and sale of the Property in accordance with the terms of this Agreement; and (xiii) all conditions precedent elsewhere set forth in this Agreement shall have been satisfied or waived.

10.2 In the event that any of the Purchaser Conditions shall not be satisfied as of the Closing Date, Seller may, at Seller’s option, adjourn the Closing Date on a one-time basis for a period not exceeding sixty (60) days to allow Seller additional time to satisfy Purchaser Conditions. Notwithstanding the foregoing, if Seller does not elect to adjourn the Closing Date as provided above or Seller adjourns the Closing Date but is still unable to satisfy Purchaser Conditions, then Purchaser shall have the right to either (i) terminate this Agreement by written notice to Seller on or before the Closing Date, in which event the Deposit shall be promptly returned to Purchaser and neither party shall have any further rights against the other except for obligations which expressly survive the termination of this Agreement, or (ii) on a one-time basis, adjourn the Closing Date for a period not exceeding thirty (30) days to allow Seller additional time to satisfy such Purchaser Conditions, or (iii) close on the purchase of the Property without any abatement or reduction of the Purchase Price or other liability on the part of Seller, or (iv) if the failure of any of the Purchaser Conditions to be satisfied is the result of an intentional act by Seller, seek to enforce the sale of the Property by maintaining an action for specific performance of this Agreement. Seller’s extension right under this Section 10 shall be concurrent with, and shall not be cumulative of, any right of extension exercised by Seller pursuant to Section 4.1.3 hereof. In any instance in which either Purchaser or Seller has the right to extend the Closing Date as set forth above in this paragraph, the Closing Date shall occur within five (5) business days following the date upon which the condition in question is satisfied, notwithstanding that the maximum number of days for such extension may be greater than the date which is five (5) business days following the satisfaction of such condition.

10.3 In addition to any other condition precedent or contingencies in favor of Seller as may be expressly set forth elsewhere in this Agreement, the obligations of Seller to consummate the transactions contemplated herein shall be subject to the fulfillment of the following conditions (the “Seller Conditions”), any of which may be waived by Seller in its sole and absolute discretion: (i) the representations and warranties of Purchaser made herein shall be true and correct in all material respects as of the date made and shall remain and be true and correct as of the Closing Date in all material respects as though such representations and warranties were made at and as of the Closing Date, (ii) Purchaser shall have delivered all of the documents and other items required pursuant to this Agreement and Purchaser shall have performed all of its covenants, agreements and obligations hereunder; (iii) Purchaser shall have executed and delivered the Lease; (iv) Purchaser shall be solvent and not in receivership, and shall not have committed any act of bankruptcy or have made or suffered a fraudulent conveyance; (v) no action or proceeding shall be pending or contemplated by or against Purchaser under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors; (vi) no order or injunction of any court or administrative agency of competent jurisdiction, nor any statute, rule, regulation or executive order, in effect as of the Closing shall restrain or prohibit the transfer of the Property in accordance with the terms of this Agreement; (vii) no action, suit or other proceeding shall be pending which shall have been brought by any person or entity (other than Seller, Purchaser or Tenant) to restrain, prohibit or change in any material respect the purchase and sale of the Property in accordance with the terms of this Agreement; and (viii) all conditions precedent elsewhere set forth in this Agreement shall have been satisfied or waived.

10.4 In the event that any of the Seller Conditions shall not be satisfied as of the Closing Date, Purchaser may, at Purchaser’s option, adjourn the Closing Date on a one-time basis for a period not exceeding sixty (60) days to allow Purchaser additional time to satisfy Seller Conditions. Notwithstanding the foregoing, if Purchaser does not elect to adjourn the Closing Date as provided above or Purchaser adjourns the Closing Date but is still unable to satisfy Seller Conditions, then Seller shall have the right to either (i) terminate this Agreement by written notice to Purchaser on or before the Closing Date, in which event the Deposit shall be promptly returned to Purchaser and neither party shall have any further rights against the other except for obligations which expressly survive the termination of this Agreement, or (ii) on a one-time basis, adjourn the Closing Date for a period not exceeding thirty (30) days to allow Purchaser additional time to satisfy such Seller Conditions, or (iii) if the failure of any of the Seller Conditions to be satisfied is the result of an intentional act by Purchaser, Seller may exercise its remedies under Section 16.1 below. In any instance in which either Purchaser or Seller has the right to extend the Closing Date as set forth above in this paragraph, the Closing Date shall occur within five (5) business days following the date upon which the condition in question is satisfied, notwithstanding that the maximum number of days for such extension may be greater than the date which is five (5) business days following the satisfaction of such condition.

Section 11. Closing Documents.

11.1 At the Closing, Seller shall deliver, or cause the delivery of, the following documents to the Title Company, except for the Lease and materials referred to in Section 11.1.13, as to which delivery at the Closing shall be coordinated with Purchaser:

11.1.1 a special or limited warranty deed (or the equivalent instrument for the jurisdiction in which the Property is located) executed by Seller and acknowledged by a notary public and in proper statutory form for recording, and reasonably acceptable to the Title Company, conveying fee title to the Property to Purchaser subject only to the Permitted Exceptions (the “Deed”);

11.1.2 the Lease in the form of Exhibit “C-1” attached hereto and made a part hereof, executed by Tenant, and payment of all amounts payable under the Lease upon the execution thereof;

11.1.3 a memorandum of lease in the form of Exhibit “C-2” attached hereto and made a part hereof (the “Memorandum of Lease”), executed by Tenant and acknowledged by a notary public;

11.1.4 a general assignment transferring Seller’s right, title and interest in and to Warranties, Approvals and Intangibles, in the form of Exhibit “C-4” attached hereto and made a part hereof, executed by Seller;

11.1.5 a certificate updating and recertifying the representations and warranties of Seller set forth herein in the form of Exhibit “C-5” attached hereto and made a part hereof, executed by Seller;

11.1.6 a FIRPTA Affidavit executed by Seller stating that Seller is not a foreign person (as defined in Section 1445 of the Code);

11.1.7 if applicable, completed and executed transfer tax forms necessary with respect to the payment of the transfer taxes payable in connection with the conveyance of the Property to Purchaser (the “Transfer Tax Forms”);

11.1.8 a closing statement setting forth the Purchase Price due at the Closing and all closing credits and adjustments expressly provided for in this Agreement (the “Closing Statement”) executed by Seller;

11.1.9 such organizational documents and authorization documentation of each party comprising Seller and such other instruments and documents executed by Seller (including without limitation, an owner’s title affidavit) as shall be reasonably required by, and satisfactory to, Purchaser and the Title Company to consummate this transaction;

11.1.10 to the extent not previously delivered by Seller to Purchaser, originals of the Tenant Executed Estoppel, the SNDA, and if applicable, the REA Estoppels, and any other documents contemplated by this Agreement, provided, however, that Purchaser’s obligations under this Agreement are not contingent on obtaining financing and an SNDA shall be delivered only if Purchaser is obtaining financing in connection with the Closing;

11.1.11 to the extent not previously provided to Purchaser in accordance with the terms of the Lease, certificates evidencing the insurance coverage, limits and policies to be carried by Tenant under and pursuant to the terms of the Lease;

11.1.12 to the extent not previously provided to Purchaser in accordance with the terms of the Lease, the most recent “Financial Statements” (as defined in the Lease) required to be provided by Tenant under the Lease; and

11.1.13 such other instruments and documents required to be delivered by Seller to Purchaser at Closing as otherwise set forth in this Agreement, or which shall be reasonably requested or necessary in connection with the transaction contemplated herein and which do not impose, create, or potentially create any liability or expense upon Seller not expressly required under this Agreement.

11.2 If requested by Purchaser, at or prior to Closing, Seller shall cause Tenant to execute and deliver to Purchaser an estoppel certificate (the “Estoppel Certificate”) substantially in the form of Exhibit “D” attached hereto and made a part hereof (or with such modifications as may be requested by Purchaser’s lender and are reasonably acceptable to Seller and Tenant), certified to Purchaser, Purchaser’s lender, if any, and their respective successors and assigns, and dated as of the Closing Date. Purchaser shall prepare the Estoppel Certificate for Tenant and shall submit same to Seller. An Estoppel Certificate meeting the requirements of this paragraph and that (1) is certified to the Purchaser, Purchaser’s lender, if any, and their respective successors and assigns, (2) is dated as of the Closing Date, (3) has all blanks completed or marked not applicable, as appropriate, (4) has all exhibits completed and attached, as applicable, and (5) does not indicate any default by Tenant, or any adverse claim or setoff rights against landlord, or landlord default, is herein referred to as the “Tenant Executed Estoppel”.

11.3 At the Closing, Purchaser shall deliver to the Title Company the following documents in addition to payment of the balance of the Purchase Price due at the Closing:

11.3.1 the Lease, executed by landlord;

11.3.2 the Memorandum of Lease, executed by landlord and acknowledged by a notary public;

11.3.3 a certificate updating and recertifying the representations and warranties of Purchaser set forth herein in the form of Exhibit “C-5” attached hereto and made a part hereof, executed by Seller;

11.3.4 if applicable, the Transfer Tax Forms, executed by Purchaser;

11.3.5 the Closing Statement, executed by Purchaser;

11.3.6 to the extent not previously provided to Tenant in connection with the Lease, ACH or wiring instructions to facilitate the timely payment by Tenant of the rent due under the Lease, together with a W-9 form executed by landlord;

11.3.7 such organizational documents and authorization documentation of each party comprising Purchaser as shall be reasonably required by, and satisfactory to, Purchaser and the Title Company to consummate this transaction; and

11.3.8 such other instruments and documents required to be delivered by Purchaser to Seller at Closing as otherwise set forth in this Agreement, or which shall be reasonably requested or necessary in connection with the transaction herein contemplated and which do not impose, create, or potentially create any liability or expense upon Purchaser not expressly required under this Agreement.

11.4 If requested by Purchaser, at or prior to Closing, Seller shall cause Tenant to execute and deliver to Purchaser a subordination, nondisturbance and attornment agreement (the “SNDA”) in such form as may be requested by Purchaser’s lender and in a form reasonably acceptable to Tenant and Purchaser’s lender.

11.5 If applicable and if requested by Purchaser, Seller will request and use commercially reasonable efforts to obtain estoppel certificates from the other parties to the REAs, if any, in the form required by the applicable REA or in the form customarily required by the other parties to the REAs or in such form as may be requested by Purchaser’s lender, and in a form acceptable to Seller and Purchaser’s lender (collectively, the “REA Estoppels”), provided, however, that the receipt of the REA Estoppels from any third parties shall not be a condition to Closing.

Section 12. Brokerage. Seller and Purchaser mutually represent and warrant to each other that there are no brokers, finders, consultants or other such parties that have been involved by them in this transaction other than CBRE (“Broker”) and JS Consulting Advisors LLC (“Purchaser’s Consultant”). Seller shall pay any brokerage commission payable to Broker in connection with the closing of the transaction contemplated herein pursuant to a separate agreement between Seller and Broker, and Seller agrees to indemnify, defend and hold Purchaser harmless against any demands, claims, losses, damages, liabilities, costs or expenses of any kind or character, including reasonable attorneys’ fees, arising out of or resulting from any claim by the Broker for such commission. Purchaser shall pay any advisory or consulting fee payable to Purchaser’s consultant in connection with the closing of the transaction contemplated herein pursuant to a separate agreement between Purchaser and Purchaser’s Consultant, and Purchaser agrees to indemnify, defend and hold Seller harmless against any demands, claims, losses, damages, liabilities, costs or expenses of any kind or character, including reasonable attorneys’ fees, arising out of or resulting from any claim by Purchaser’s Consultant for such fee. Seller and Purchaser shall indemnify, defend and hold harmless the other against any demands, claims, losses, damages, liabilities, costs or expenses of any kind or character, including reasonable attorneys’ fees, arising out of or resulting from the breach of their respective representations and/or agreements hereunder. The provisions of this Section shall survive the Closing or the earlier termination of this Agreement.

Section 13. Notices. All notices, demands, request or other communications hereunder to either party shall be in a writing signed by the parties to this Agreement or their respective attorneys and shall be sent by (a) hand or personal delivery, (b) overnight courier service, (c) certified mail, return receipt requested, or (d) e-mail. Notices sent by hand or personal delivery or overnight courier service shall be effective on the date of receipt. Notices sent by certified mail shall be effective on the date which is three (3) business days after post mark. Notices sent by e-mail shall be effective on the same business day as sent, if confirmed by a reply email or “read receipt”. All notices shall be addressed as follows:

If to Seller:	Workhorse Motor Works Inc.

c/o Workhorse Group Inc.

3600 Park 42 Drive, Suite 106E

Sharonville, Ohio 45241

Attention: Michael Elliott, Corporate Counsel

E-Mail: [*]

With a copy to:	Frost Brown Todd LLP

3300 Great American Tower

Cincinnati, Ohio 45202

Attention: John C. Krug, Esq.

E-Mail: [*]

If to Purchaser:	William Repny LLC

[*]

[*]

Attention: [*]

E-Mail: [*]

With a copy to:	Reiss Sheppe LLP

425 Madison Avenue, 19th Floor

New York, New York 10017

Attention: Stephen Friedman, Esq.

E-Mail: [*]

Either party may at any time change the address for notices to such party by giving a notice as aforesaid. A notice may be given or received by either a party or such party’s attorney.

Section 14. Prorations and Costs.

14.1 Seller and Purchaser agree that any apportionments or prorations to be made pursuant to the terms hereof shall be made as of midnight of the day preceding the Closing Date, with Purchaser receiving credit and bearing costs for Closing Date and thereafter, and Seller receiving credit and bearing costs for the period prior to the Closing Date. Any errors or omissions in computing apportionments or prorations at Closing shall be promptly corrected. The obligations set forth in this Section 14 shall survive the Closing.

14.2 Inasmuch as the Lease is a triple net lease, there will be no prorations of costs or expenses relating to the Property at Closing, other than, if applicable, prorations of the monthly base rent payable by Tenant under the Lease for the month in which the Closing occurs.

14.3 If, after Closing, it is determined that any item of income or expense was apportioned or prorated at Closing in error or on the basis of an estimate, or if it is determined that the parties failed to apportion or prorate an item at Closing which should have been prorated in accordance with this Agreement, Purchaser and Seller promptly upon discovery of such error, agree to calculate in good faith the proper apportionments or prorations of such item that should have been made, and, if it is determined that either party is required to pay the other a sum based on such post-Closing apportionment or proration, the party owing such sum shall pay the same to the other within fifteen (15) days after such amount has been determined.

14.4 Purchaser’s Costs. Purchaser shall pay:

14.4.1 The fees and disbursements of Purchaser’s counsel, accountants and advisors, and Purchaser’s due diligence costs as set forth in Section 3.1 hereof;

14.4.2 One-half (1/2) of any closing escrow fees of the Title Company;

14.4.3 The cost of any endorsements to the Title Policy and any fees for the recording of the Deed, and any search and exam fees, commitment fees, title premiums and endorsement costs for any loan policy of title insurance issued to Purchaser’s lender, and the cost of recording any mortgage, assignment of rents or other security documents relating to Purchaser’s financing (if any);

14.4.4 The cost of any update to the Survey (including changing or adding certifications, if the applicable third party charges an additional fee therefor) or if Purchaser obtains a new survey; and

14.4.5 Any costs relating to any financing obtained by Purchaser (including, without limitation, any mortgage taxes); and

14.4.6 The fees payable to Purchaser’s Consultant.

14.5 Seller’s Costs. Seller shall pay:

14.5.1 The fees and disbursements of Seller’s counsel, accountants and advisors;

14.5.2 One-half (1/2) of any closing escrow fees of the Title Company;

14.5.3 The cost of releasing and/or discharging all liens, judgments and other encumbrances, including any existing mortgages on the Property, that are to be released and/or discharged under this Agreement by Seller, including the cost of recording such releases;

14.5.4 The cost of the Title Policy and the title search and exam fees relating to the Title Commitment;

14.5.5 Any transfer taxes, stamp or documentary taxes, recording taxes, or deed taxes, however denominated, payable or due in connection with, or relating to, the conveyance of the Property to Purchaser; and

14.5.6 The commission payable to the Broker.

14.6 All other costs and expenses incident to the transaction contemplated hereby and the Closing thereof shall be paid in the manner customary for commercial real estate transactions in the state and county in which the Property is located.

Section 15. Damage or Destruction Prior to the Closing and Condemnation.

15.1 In the event of any damage, destruction or injury to the Property or any portion thereof by fire, storm, accident, or any other casualty or cause occurring after the Effective Date, such damage, destruction, injury or casualty shall be deemed to have occurred during the term of the Lease, and the terms of the Lease (including, without limitation, the Tenant’s obligations thereunder with respect to a repair or restoration of the Property), shall apply to such damage, destruction, injury or casualty; provided, however, Purchaser may, in Purchaser’s sole and absolute discretion, terminate this Agreement, in which event the Escrow Agent shall promptly return the Deposit to Purchaser, this Agreement shall immediately terminate and be deemed null and void, and neither party shall have any further rights or obligations hereunder except for those obligations which under this Agreement expressly survive the termination or expiration of this Agreement (collectively, the “Surviving Obligations”).

15.2 In the event that after the Effective Date, the Property or any portion thereof is taken, or is subject to a pending or threatened taking, by eminent domain proceedings or by deed in lieu thereof, Purchaser may either at or prior to Closing (i) terminate this Agreement, in which event the Escrow Agent shall return the Deposit to Purchaser, this Agreement shall immediately terminate and be deemed null and void, and neither party shall have any further rights or obligations hereunder except for the Surviving Obligations, or (ii) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing, there shall be no reduction in the Purchase Price, and the terms of the Lease (including, without limitation, the Tenant’s obligations thereunder with respect to a repair or restoration of the Property), shall apply to such taking.

Section 16. Remedies.

16.1 If the purchase and sale of the Property pursuant to this Agreement does not occur by reason of Purchaser’s default in its obligations hereunder, and Purchaser fails to cure such default or breach within ten (10) days after receipt of notice of default from Seller, then Seller, as its sole and exclusive remedy for Purchaser’s default, may terminate this Agreement by written notice delivered to Purchaser and Seller shall be entitled to receive and retain the Deposit, as liquidated damages, the parties having agreed that Seller’s actual damages, in the event of a failure to consummate this sale due to Purchaser’s default, would be extremely difficult or impracticable to calculate or establish. In addition, Purchaser desires to have a limitation put upon its potential liability to Seller in the event of such failure by Purchaser. After negotiation, the parties have agreed that, considering all the circumstances existing on the date of this Agreement, the amount of the Deposit is a reasonable estimate and compensation of the damages that Seller would incur in such event. Each party was represented by counsel who explained, at the time this Agreement was made, the consequences of this liquidated damages provision, and such liquidated and agreed damages are not intended as a forfeiture or penalty within the meaning of applicable law. Seller hereby waives the right to exercise any other rights and remedies available to Seller because of a default by Purchaser, at law and/or in equity, including without limitation, the right to sue Purchaser for any actual, punitive, speculative, special, consequential, incidental or other damages. The foregoing shall be deemed to be Seller’s unconditional and irrevocable election of a remedy for a default by Purchaser under this Agreement.

16.2 Subject to the provisions of the last sentence of this Section 16.2, if the purchase and sale of the Property pursuant to this Agreement does not occur by reason of Seller’s default in its obligations hereunder, and Seller fails to cure such default or breach within ten (10) days after receipt of notice of default from Purchaser, the parties hereto agree that Purchaser’s sole remedy shall be limited to either:

16.2.1 terminate this Agreement by written notice delivered to Seller, in which event the Deposit shall be refunded to Purchaser, and Seller shall reimburse Purchaser for its actual, third-party out-of-pocket costs incurred by Purchaser upon receipt of reasonable documentation of such costs, provided the costs to be reimbursed shall not exceed $250,000.00; or

16.2.2 close on the purchase of the Property without any abatement or reduction of the Purchase Price or other liability on the part of Seller; or

16.2.3 in the case of Seller’s failure to convey the Property to Purchaser or to perform any other obligation under this Agreement, Purchaser shall be entitled to enforce specific performance of such obligation and this Agreement against Seller, provided that any such suit for specific performance must be filed within sixty (60) days after the scheduled Closing Date; provided, however, that in the event that Purchaser elects to pursue specific performance as a remedy then, notwithstanding anything to the contrary contained herein, in the event (i) Purchaser was ready, willing and able to close on the Closing Date, (ii) Seller willfully and intentionally failed to perform its obligation pursuant to Section 11 of this Agreement to permit the transaction to close and (iii) Purchaser prevails in its action for specific performance, Seller shall be responsible to reimburse Purchaser for any and all rental income that Purchaser would have received from the Property under the Lease during the time period in which such action is pending as if the Closing had occurred on the Closing Date. In no event, however, will Seller be liable to Purchaser for punitive, speculative, special, consequential, incidental or other damages.

Notwithstanding anything herein to the contrary, in the event that Seller willfully and intentionally defaults in its obligations under this Agreement for the intended purpose of preventing Purchaser from purchasing the Property and if specific performance is not a commercially reasonable available remedy because of Seller’s willful or intentional acts or omissions, Purchaser shall have the right to pursue any remedy at law or in equity including, without limitation, a claim for money damages, but excluding any claim or remedy for punitive, speculative, special, consequential, incidental or other damages.

16.3 The provisions of Section 16.1 and Section 16.2 hereof shall not limit any rights or remedies that either party may have against the other with respect to any indemnities set forth herein, or after the Closing with respect to the Surviving Obligations or the documents delivered pursuant to Section 11.1 and Section 11.3 hereof.

16.4 Acceptance by Purchaser of the Deed at the Closing shall constitute an acknowledgment by Purchaser of the full performance by and compliance by Seller with all of Seller’s representations, warranties and obligations under this Agreement, including any and all obligations respecting the condition of, and title to, the Property, whether expressed or implied, and Seller shall thereafter be released and discharged of all liability hereunder excepting only those representations, warranties and obligations of Seller, if any, expressly set forth in this Agreement to survive the Closing. The provisions of this Section 16.4 shall survive the Closing or the termination of this Agreement.

Section 17. Reporting Requirements. Purchaser and Seller shall each deposit such other instruments required to close the escrow and consummate the purchase and sale of the Property in accordance with the terms hereof, including, without limitation, an agreement designating the Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Code, and executed by Seller, Purchaser and the Title Company, but in no event shall such instruments impose, create or potentially create any liability for Seller or Purchaser not expressly provided for herein. Such agreement shall comply with the requirements of Section 6045(e) of the Code.

Section 18. Miscellaneous.

18.1 This Agreement constitutes the entire agreement and understanding between the parties concerning the subject matter hereof, and supersedes any other previous agreement, oral or written, between the parties. This Agreement cannot be changed, amended, modified, waived, discharged or terminated except by a written instrument which shall expressly refer to this Agreement, and which shall be executed by the party against whom enforcement of the change, amendment, modification, waiver, discharge or termination shall be sought.

18.2 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, successors and assigns. Notwithstanding the foregoing, except as permitted in this Section or in Section 20 below, Purchaser shall not assign this Agreement or Purchaser’s rights under this Agreement, and Purchaser shall not resell the Property or any part thereof through a “double escrow” or other similar procedure without Seller’s prior written consent, which consent may be granted or withheld in Seller’s sole, unfettered discretion. Any assignment of this Agreement or Purchaser’s rights under this Agreement in violation of the provisions hereof shall be null and void. Notwithstanding the foregoing, Purchaser may assign this Agreement to a parent, subsidiary or affiliated entity under common control with Purchaser, to an entity formed by Purchaser for the purpose of taking title to the Property, or in connection with 1031 Exchange, provided, however, that (i) Purchaser shall continue to remain fully liable for the performance of each and every obligation under this Agreement to be provided by Purchaser, (ii) such assignee shall assume in writing all of Purchaser’s obligations under this Agreement, and (iii) Purchaser shall have delivered to Seller a true and complete copy of such assignment and assumption agreement at least five (5) business days before Closing. No assignment of this Agreement or Purchaser’s rights under this Agreement shall relieve Purchaser of its liabilities under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall indemnify and hold Seller harmless from any and all transfer tax imposed as a result of any permitted assignment of this Agreement.

18.3 In the event of a default by either party hereto which becomes the subject of litigation, the non-prevailing party agrees to pay the reasonable legal fees and all related costs, including those of any expert witnesses, of the prevailing party. For purposes of this Section 18, a party shall be considered to be the “prevailing party” if (a) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (b) such party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking. The provision of this Section 18 shall survive the Closing or the termination of this Agreement.

18.4 This Agreement may be executed in any number of counterparts and may be executed and delivered by PDF, e-mail or facsimile, each of which when so executed and delivered shall be deemed an original, and all of which taken together shall constitute one and the same original, and the execution of separate counterparts by Purchaser and Seller shall bind Purchaser and Seller as if they had each executed the same counterpart. Electronic signatures, whether digital or encrypted (including, without limitation, any signatures via DocuSign, Adobe Sign or other similar electronic signature service), of the undersigned are intended to authenticate this writing and to have the same force and effect as manual signatures.

18.5 This Agreement shall be governed, construed and enforced in accordance with the laws of the State of in which the Property is located from time to time in effect, without giving effect to the principles of conflicts of law of such State. EACH PARTY HERETO AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE TRIED AND LITIGATED IN STATE OR FEDERAL COURTS LOCATED IN THE STATE WHERE THE PROPERTY IS LOCATED, UNLESS SUCH ACTIONS OR PROCEEDINGS ARE REQUIRED TO BE BROUGHT IN ANOTHER COURT TO OBTAIN SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT ANY PARTY HERETO MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT ANY PARTY HERETO IS NOT SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS PARAGRAPH. THE PARTIES HERETO HEREBY WAIVE, TO THE EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER OF ANY KIND WHATSOEVER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT RELATED HERETO OR THE RELATIONSHIPS ESTABLISHED THEREUNDER.

18.6 The Article and Section headings in this Agreement are inserted only as a matter of convenience or reference and are not to be given any effect and do not constitute substantive matters to be considered in construing same. The exhibits and schedules attached to this Agreement and referred to herein are hereby incorporated into this Agreement by this reference and made a part hereof for all purposes.

18.7 The provisions of this Agreement are severable, and if any provision or part hereof or the application thereof to any person or circumstance shall ever be held by any court of competent jurisdiction to be invalid or unconstitutional for any reason, the remainder of this Agreement and the application of such provision or part hereof to other persons or circumstances shall not be affected thereby, unless the invalidation of such provision or its application materially interferes with the intent of the parties hereto.

18.8 The provisions of this Agreement and of the documents executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

18.9 Submission of this form of Agreement for examination shall not bind Seller or Purchaser in any manner nor be construed as an offer to sell and no contract or obligations of Seller or Purchaser shall arise until this Agreement is executed by both Seller and Purchaser and delivery is made to each and the Initial Deposit has been made by Purchaser.

18.10 Seller or Purchaser will not, by virtue of this Agreement, in any way or for any reason be deemed to have become a partner of the other in the conduct of its business or otherwise, or a joint venture. In addition, by virtue of this Agreement there shall not be deemed to have occurred a merger of any joint enterprise between Purchaser and Seller.

18.11 Each of the parties agrees that upon request from the other party following the Closing and without further consideration, such party shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts or instruments as shall be reasonably requested by a party in order to effect or carryout the transactions contemplated herein, including executing an amendment of this Agreement to include any required state specific provisions inadvertently omitted from the Agreement, provided same do not impose any obligations or liabilities upon the party not contemplated in this Agreement.

18.12 For the purposes of this Agreement, unless the context otherwise requires and whether or not stated: the terms “include”, “including” and “such as” shall be construed as if followed by the phrases “without being limited to”, “but not limited to” or “without limitation”; the words “herein”, “hereof”, “hereby”, “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular Article or Section unless expressly so stated; terms used in the singular shall include the plural, and vice-versa, as the context requires; and all words or terms used in this Agreement, regardless of the number or gender in which they are used, shall include any other number or gender, as the context may require. Except as otherwise specifically indicated, all references in this Agreement to Article and Section numbers refer to Articles and Sections of this Agreement, and all references to Exhibits and Schedules refer to the Exhibits and Schedules attached or annexed to this Agreement. References to contracts, agreements and other contractual instruments shall be deemed to include all subsequent amendments, supplements and other modifications thereto, but only to the extent such amendments, supplements and other modifications are not prohibited by the terms of this Agreement. References to specific statutes include (i) any and all amendments and modifications thereto in effect at the time in question, (ii) successor statutes of similar purpose and import and (iii) all rules, regulations and orders promulgated thereunder. The parties acknowledge and agree that the parties and their counsel have had the opportunity, and have reviewed and revised this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments thereto.

18.13 No single or partial exercise by Seller or Purchaser of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law, except to the extent a remedy or determination provided for in this Agreement is expressly stated to be exclusive, binding, or words of like effect.

18.14 Seller acknowledges that (i) Purchaser will incur substantial costs and expenses in performing its due diligence review of the Property, and (ii) Purchaser would not have entered into this Agreement but for the opportunity to perform such due diligence with the absolute right to terminate this Agreement as set forth herein. Accordingly, Seller acknowledges that sufficient consideration exists to render this Agreement legally enforceable against Seller.

18.15 Seller covenants and agrees that, in consideration of the time Purchaser will spend and the costs Purchaser will incur in conducting its due diligence with respect to the Property, Seller agrees that at all times while this Agreement is in effect, Seller shall not enter into any contracts, leases or agreements to sell, lease or otherwise convey possession of the Property, or any portion thereof or interest therein, to any other party.

18.16 If more than one party signs this Agreement as either Seller or Purchaser, their respective obligations under this Agreement shall be joint and several.

18.17 Seller and Purchaser acknowledge and agree that, other than in connection with an action for specific performance, neither this Agreement nor any memorandum or affidavit thereof shall be recorded of public record in the county in which the Property is located or any other county.

18.18 Without the signature of either party, the attorneys for the parties may by an express agreement between the attorneys, evidenced in an exchange of correspondence, e-mails or letter agreement, shorten or extend any deadline in this Agreement, or modify or waive any provision of this Agreement in any instance or outright, and bind their respective clients for the purposes of agreeing in writing on exhibits not appended to this Agreement; provided, however, that the parties’ attorneys shall have no authority to waive or modify any economic terms.

18.19 Seller acknowledges that the Purchase Price (i) represents fair and adequate consideration for the sale and conveyance of the Property; (ii) is predicated on Seller’s sound and reasonable exercise of its business judgment; (iii) provides fair and reasonably equivalent value to Seller compared to the value of the Property; and (iv) was negotiated in good faith without subjecting Purchaser to any successor or derivative liability. The sale of the Property pursuant to this Agreement was not done to avoid, frustrate or circumvent the payment of legitimate debts and obligations to any of Seller’s third-party creditors or otherwise.

18.20 Seller and Purchaser acknowledges that this Agreement is entered into by and between Seller and Purchaser and each party agrees that no shareholder or individual officer, director, trustee, asset manager, employee, member, agent or other representative of the other party shall have any personal liability under this Agreement or any document executed in connection with the transactions contemplated by this Agreement.

18.21 Time is of the essence with respect to the Inspection Period and the Closing Date under this Agreement. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day of any period falls on a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located or the United States of America, the final date of such period shall be extended to the next day that is not a Saturday, Sunday or legal holiday. The term “days” as used herein shall mean calendar days, with the exception of “business days”, which term shall mean each day except for any Saturday, Sunday or legal holiday under the laws of the State in which the Property is located or the United States of America.

18.22 If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

18.23 Purchaser agrees to hold, in the strictest confidence and not to communicate, the content of any and all information in respect of the Property which is supplied by Seller to Purchaser or obtained by Purchaser, including but not limited to the Property Information, without the express written consent of Seller; provided, however, that Purchaser may, without consent, disclose such information: (i) to its members, partners, officers, partners, employees, agents, advisors, consultants, attorneys, accountants and lenders (the “Permitted Parties”) without the express written consent of Seller, so long as any such Permitted Parties to whom disclosure is made shall also agree to keep all such information confidential in accordance with the terms hereof; (ii) if such information (a) already is or becomes generally available to the public other than as a result of a disclosure by Purchaser or its agents, (b) was or becomes available or known to Purchaser on a non-confidential basis from a source other than Seller or its agents, provided that such source was not bound by a confidentiality agreement, or (c) information which is independently developed, discovered or arrived at by Purchaser or its representatives; or (iii) if disclosure is required by law or by regulatory or judicial process, in which case Purchaser shall notify Seller in writing of such required disclosure and shall exercise all commercially reasonable efforts (such as, without limitation, allowing Seller to seek a protective order) to preserve the confidentiality of the confidential documents or information. If this Agreement is terminated for any reason, such confidentiality shall be maintained and Purchaser and the Permitted Parties will destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, delivered by Seller in connection with this Agreement that are subject to such confidentiality, with any such destruction confirmed by Purchaser and the Permitted Parties in writing. Purchaser acknowledges that promptly upon execution of this Agreement, Seller will file a disclosure on Form 8-K with the U.S. Securities and Exchange Commission regarding this Agreement and the sale and leaseback transaction, in accordance with applicable law.

Section 19. [Reserved.]

Section 20. 1031 Exchange. Seller and Purchaser shall each have the right to structure the purchase and sale of the Property as a transfer of property in an exchange of like kind property under Section 1031 of the Code (“Exchanges”), pursuant to the terms of separate exchange agreements between Seller and/or Purchaser and qualified intermediaries to be engaged by Seller and/or Purchaser, respectively (each an “Intermediary” and collectively, the “Intermediaries”). Each party agrees to cooperate promptly and reasonably with the other (without liability or cost to the other) and the other’s Intermediary in structuring the transfer and conveyance of the Property as part of an Exchange. Such cooperation shall include, but not be limited to (i) consent to the assignment of all of the party’s rights (but not its obligations) under this Agreement to the Intermediary, and acknowledgment of such assignment, (ii) the delivery of the net purchase price for the Property by Purchaser to the Seller’s Intermediary in accordance with the joint instructions of the Seller and its Intermediary, (iii) the transfer of the Property pursuant to a written direction of the Purchaser’s Intermediary and (iv) the reassignment of a party’s rights under this Agreement from its Intermediary to the original assignor immediately following the completion of the Exchanges, and the acknowledgment by the other party of such reassignments. Each party agrees to fully indemnify the other party from any resulting liability to third parties (including, but not limited to, the Intermediaries) arising out of such party’s cooperation with the Exchanges for the benefit of the indemnifying party, which indemnity shall be effective from and after the date of this Agreement and shall survive the Closing of the transactions contemplated hereunder. The obligation of a party to cooperate in an exchange by the other party under this provision shall be subject to the following:

20.1 The Closing shall not be extended or delayed by reason of such Exchange;

20.2 The non-assigning party shall not be required to incur any additional liability, cost or expense as a result of such Exchange, and the assigning party shall forthwith, on demand, reimburse the non-assigning party for any additional cost or expense excepting for attorney’s fees incurred by the non-assigning party as a result of the Exchange in reviewing documents;

20.3 The assigning party’s ability to consummate the Exchange shall not be a condition to the obligations of assigning party under this Agreement, and the non-assigning party does not warrant and shall not be responsible for any of the tax consequences to assigning party with respect to the transactions contemplated hereunder;

20.4 Neither Seller nor Purchaser shall be required to acquire additional property other than the Property; and

20.5 Any qualified intermediary shall not be required to assume (or be deemed to have assumed) any liability under this Agreement by acting as qualified intermediary and taking an assignment of the rights under this Agreement for purposes of acting as qualified intermediary.

20.6 In the event of the assignment of a party’s rights to an Intermediary, the assigning party shall remain fully liable under this Agreement and in the event of such party’s default under or breach of this Agreement, the other party may pursue any rights or remedies directly against the defaulting party.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

SELLER:		PURCHASER:

WORKHORSE MOTOR WORKS INC.,		WILLIAM REPNY LLC,
an Indiana corporation		a New York limited liability company,

By:	/s/ Robert M. Ginnan	By:	/s/ William Halpert
Name:	Robert M. Ginnan	Name:	William Halpert
Title:	Chief Financial Officer	Title:	President